Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wag! Group Co.

San Francisco, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2022, relating to the consolidated financial statements of Wag Labs, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Chicago, IL

September 13, 2022